Exhibit 5.1

March 6, 2017

Lipocine Inc.

675 Arapeen Drive, Suite 202

Salt Lake City, UT 84119

Re:    Registration Statement on Form S-3 (File No. 333-199093)

Ladies and Gentlemen:

We have acted as counsel to Lipocine Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated March 6, 2017, to the Prospectus, dated October 14, 2014, included in the Registration Statement on Form S-3 (File No. 333-199093) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to $20,000,000 of shares of common stock, value $0.0001 per share, of the Company (the “Shares”). The Shares will be sold pursuant to the Controlled Equity OfferingSM Sales Agreement, dated March 6, 2017, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DORSEY & WHITNEY LLP

NST/DFM